Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2017 Results

NEWARK, NJ — May 3, 2017: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported first quarter 2017 revenue of $69.4 million and net income attributable to common stockholders of $3.1 million -- $0.13 per basic and diluted share.

1Q17 OPERATIONAL AND FINANCIAL HIGHLIGHTS

●	Genie Retail Energy (GRE) returned to organic customer growth, increasing its meter and RCE base by six thousand and four thousand, respectively, compared to December 31, 2016. Over the past two quarters, GRE has increased its meter count by 9%;

●	GRE increased revenue to $69.4 million from $58.9 million in 1Q16, an increase of 17.9%. It was GRE’s fourth consecutive quarter of year-over-year revenue increases;

●	GRE reported $7.7 million in income from operations and $8.3 million in Adjusted EBITDA* compared to $10.7 million and $10.9 million, respectively, in 1Q16;

●	In Israel, subsequent to the close of the quarter, Genie Energy’s Afek subsidiary initiated drilling of the Ness 10 exploratory well in the Northern region of its license area and expects to complete the well early this summer;

●	Genie Energy's Board of Directors has declared a quarterly dividend of $0.075 per share on Genie Energy's Class A and Class B common stock to be paid on or about May 19, 2017.

COMMENTS OF HOWARD JONAS, CHAIRMAN AND CEO OF GENIE ENERGY

“Genie Retail Energy continued its string of solid operational and financial results. We returned to organic meter growth by aggressively ramping up our meter acquisition activities in the territories we entered with our acquisition of Town Square Energy while delivering strong revenue growth and positive bottom line results. In Israel, drilling of our Ness 10 exploratory well – the first in the Northern portion of our license area and the sixth overall - is underway. Our models suggest that the resource identified in the South may be present in the North at significantly greater depths, and we are hopeful that the results from Ness 10, when fully analyzed, will validate that theory.”

CONSOLIDATED RESULTS

$ in millions, except EPS	1Q17	4Q16	1Q16	1Q17-1Q16 Change (%/$)
Revenue**	$69.4	$51.5	$58.9	+17.9%
Gross profit	$23.6	$14.6	$24.0	(1.8)%
Gross margin percentage	34.0%	28.3%	40.8%	(680) BP
SG&A expense (including stock-based compensation)	$18.8	$14.7	$16.0	+17.5%
Stock-based compensation	$1.2	$1.3	$1.2	+2.4%
Research and development expense	-	$(0.5)	$0.1	$(0.1)
Exploration expense***	$0.9	$1.6	$1.7	(49.7)%
Income (loss) from operations	$4.0	$(1.3)	$6.0	(33.9)%
Adjusted EBITDA*	$5.7	$0.3	$7.3	(22.3)%
Net income (loss) attributable to Genie Energy common stockholders	$3.1	$(1.2)	$5.3	$(2.2)
Diluted earnings (loss) per share attributable to Genie Energy common stockholders	$0.13	$(0.05)	$0.22	$(0.09)
Capitalized exploration costs	$1.1	-	$8.0	$(6.9)
Net cash provided by (used in) operating activities	$3.6	$3.9	$9.1	$(5.5)

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Revenue and cost of revenue were adjusted in the amount of $0.7 million in 1Q16 for a correction in treatment of gross receipt tax that was previously recorded as a reduction in electricity revenue. Also, cost of revenue in 1Q16 was increased in the amount of $0.8 million that previously was recorded as prepaid expense.

*** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At March 31, 2017, Genie Energy had $123.2 million in total assets, including $47.9 million in cash, cash equivalents and restricted cash (short and long term). Liabilities totaled $41.5 million, and working capital (current assets less current liabilities) totaled $57.1 million.

Net cash provided by operating activities in 1Q17 was $3.6 million compared to $9.1 million in the year ago quarter.

On April 4, 2017, GRE entered into a credit agreement for a $20 million revolving loan facility and borrowed $4.3 million under this facility.

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DIVIDEND ON GENIE ENERGY COMMON STOCK

On May 2, 2017, Genie Energy's Board of Directors declared a 1Q17 dividend of $0.075 per share of Class A and Class B common stock with a record date of May 15, 2017. The dividend will be paid on or about May 19, 2017. The ex-dividend date will be May 11, 2017. The distribution will be treated as a return of capital for income tax purposes.

RESULTS BY SEGMENT

$ in millions	1Q17	4Q16	1Q16	1Q17-1Q16 Change (%/$)
Genie Retail Energy
Total revenue**	$69.4	$51.5	$58.9	+17.9%
Electricity revenue**	$52.5	$41.0	$45.1	+16.3%
Natural gas revenue	$16.5	$10.1	$13.4	+23.2%
Other revenue	$0.5	$0.4	$0.4	+$28.8%
Gross profit	$23.6	$14.6	$24.0	(1.8)%
Gross margin percentage	34.0%	28.3%	40.8%	(680) BP
SG&A expense	$15.9	$11.8	$13.3	+18.9%
Income from operations	$7.7	$2.7	$10.7	(27.6)%
Adjusted EBITDA*	$8.3	$3.1	$10.9	(23.7)%

Afek
G&A expense	$0.4	$0.3	$0.1	+$0.3
Exploration expense***	$0.9	$1.6	$1.7	(49.7)%
Loss from operations	$(1.3)	$(2.0)	$(1.8)	(29.6)%
Adjusted EBITDA*	$(1.3)	$(1.9)	$(1.8)	(30.3)%
Capitalized exploration costs***	$1.1	-	$8.0	(86.0)%

GOGAS
G&A expense	$0.1	$0.3	$0.1	(19.3)%
Research and development expense	-	$(0.5)	$0.1	$(0.1)
Equity in the loss of AMSO, LLC	-	-	$0.2	$(0.2)
(Loss) income from operations	$(0.1)	$0.2	$(0.5)	(79.3)%
Adjusted EBITDA*	$(0.1)	$0.2	$(0.5)	(81.0)%

Corporate
G&A expense	$2.4	$2.3	$2.4	(0.3)%
Non-cash compensation in G&A	$1.1	$1.2	$1.1	+2.9%
Loss from operations	$(2.4)	$(2.3)	$(2.4)	(0.3)%
Adjusted EBITDA*	$(1.3)	$(1.1)	$(1.3)	(3.0)%

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

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** Revenue and cost of revenue were adjusted in the amount of $0.7 million in 1Q16 for a correction in treatment of gross receipt tax that was previously recorded as a reduction in electricity revenue. Also, cost of revenue in 1Q16 was increased in the amount of $0.8 million that previously was recorded as prepaid expense.

*** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

Genie Retail Energy

Genie Retail Energy – 1Q17 Results of Operations

Genie Retail Energy’s RCEs increased to 287,000 at March 31, 2017, while meters served increased to 418,000. The increases in both RCEs and meters served were primarily due to the initiation, during the first quarter, of GRE sales and marketing programs in the utility territories added through the acquisition of Town Square Energy (TSE).

RCEs and Meters at End of Quarter (in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Electricity RCEs	220	218	174	172	175
Natural gas RCEs	67	65	67	67	72
Total RCEs	287	283	241	239	247

Electricity meters	307	296	263	268	267
Natural gas meters	111	116	120	122	126
Total meters	418	412	383	390	393

Gross meter acquisitions in 1Q17 increased to 84,000 from 65,000 in the year ago quarter. Meters enrolled in offerings with fixed rate characteristics constituted approximately 31% of GRE’s electric load during March, 2017 compared to 32% of GRE’s electric load during December, 2016.

GRE’s average monthly customer churn increased to 6.1% in 1Q17 from 5.9% in the year ago quarter, and improved from 6.4% in 4Q16. Note that GRE has modified its method of calculating churn and the figures for all periods presented reflect the revised methodology.

As in prior quarters, GRE generated all of Genie Energy’s revenue and gross profit.

GRE’s revenue increased to $69.4 million in 1Q17 from $58.9 million in 1Q16 on increased sales of both electricity and natural gas. Electricity revenue increased to $52.5 million in 1Q17 from $45.1 million in 1Q16. Kilowatt hours sold increased substantially, primarily on an increase in electricity meters served, more than offsetting a decrease in average revenue per kilowatt hour sold. Per meter electricity consumption also increased slightly.

Natural gas sales increased to $16.5 million in 1Q17 from $13.4 million in 1Q16. Average revenue per therm sold increased significantly and consumption per meter increased slightly, more than offsetting a decline in therms sold resulting primarily from a reduction in natural gas meters served.

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GRE’s gross margin percentage decreased to 34.0% in 1Q17 from 40.8% in 1Q16. The gross margin on electricity sales declined to 36.1% in 1Q17 from 46.1% in 1Q16. The average revenue per kilowatt hour sold declined even as the underlying commodity cost increased -- reflecting intensification of competition in key markets, and an increase in the proportion of customers on plans with fixed rate characteristics. The gross margin on natural gas sales increased to 26.5% from 22.8% in 1Q16 as an increase in average revenue per therm outpaced an increase in average cost per therm.

GRE’s gross profit in 1Q17 was $23.6 million compared to $24.0 million in 1Q16 primarily driven by the narrowing of the gross margin percentage on sales of electricity, partially offset by the increases in kilowatt hours sold and improvement in the gross margin percentage on gas sales.

GRE’s SG&A expense increased to $15.9 million in 1Q17 from $13.3 million in 1Q16 as a result of increased meter acquisition costs generated by the higher level of meter acquisitions, payroll and related expense and amortization of the intangible assets acquired in the TSE acquisition.

GRE’s income from operations decreased to $7.7 million in 1Q17 from $10.7 million in the year ago quarter reflecting the reduced gross profit on electricity sales and the increased pace of customer acquisitions. Adjusted EBITDA decreased to $8.3 million in 1Q17 from $10.9 million in 1Q16.

Genie Retail Energy – New York Regulatory Update

In December 2016, the New York State Public Service Commission (NY PSC) issued an order prohibiting retail energy providers from serving customers enrolled in utility low-income assistance programs (low-income customers) throughout New York State. The December order largely replicated a NY PSC order issued in July of 2016 that was subsequently stayed by a ruling of a New York court on procedural grounds. The REP industry has filed a legal challenge to the NY PSC’s December order. On January 25, 2017, the NY PSC granted an industry request to delay implementation of the order until May 26, 2017 to allow time for judicial review.

The NY PSC has also undertaken a broader examination of the role played by REPs in retail energy markets which may result in additional restrictions on REP operations in New York State. In February 2016, the NY PSC issued an order barring REPs from serving any customer unless their price was equal to or below the incumbent utility provider’s price except where the offering met certain renewable energy requirements. In July 2016, a New York court struck down key provisions of that February order.

Afek

Subsequent to the close of the quarter, in April of this year, Afek spudded its sixth exploratory well, Ness 10, which is the first located north of the Sheikh-Ali Fault. Reprocessed seismic and other data indicate that the source rock that contains the resource in the southern portion of the license area extends north of the fault, but at significantly greater depths than in the southern portion. The planned drilling at Ness 10 seeks to confirm the presence of organics at the site and to determine whether the geological conditions necessary to convert early-stage maturated organics to light crude are present. Drilling is expected to be completed early this summer.

G&A expense at Afek was $434 thousand in 1Q17 compared to $136 thousand in 1Q16. Exploration expense was $851 thousand compared to $1.7 million in the comparable period.

Afek’s loss from operations and negative Adjusted EBITDA improved to $1.3 million in 1Q17 from $1.8 million in 1Q16 reflecting the reduction in exploration expense.

During 1Q17, Afek’s capitalized exploration costs were $1.1 million compared to $8.0 million in 1Q16.

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Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of inactive oil shale projects. The GOGAS segment’s loss from operations in 1Q17 was $97 thousand compared to $469 thousand in 1Q16.

Corporate

Genie Energy’s consolidated results include corporate overhead. In 1Q17, corporate G&A expense was $2.4 million including $1.1 million in non-cash compensation, the same as in the year ago period.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, May 3, 2017, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

A replay of the call will be available at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international) through May 10, 2017. The replay PIN is: 10104429. An audio file recording of the call - in MP3 format - will also be posted on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of two operating divisions, Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy providers and brokerage and marketing services. GRE’s retail energy providers market electricity and natural gas to residential and small business customers in deregulated markets in the United States. GOGAS is a global oil and gas exploration company operating an exploratory program in Northern Israel. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$35,971	$35,192
Restricted cash—short-term	10,449	10,813
Trade accounts receivable, net of allowance for doubtful accounts of $169 and $171 at March 31, 2017 and December 31, 2016, respectively	33,385	36,858
Inventory	6,922	5,989
Prepaid expenses	4,577	4,026
Other current assets	6,539	4,932
Total current assets	97,843	97,810
Property and equipment, net	1,723	1,617
Capitalized exploration costs—unproved oil and gas property	1,145	—
Goodwill	8,728	8,728
Other intangibles, net	3,956	4,277
Restricted cash—long-term	1,475	1,047
Deferred income tax assets, net	1,781	1,781
Other assets	6,514	6,553
Total assets	$123,165	$121,813
Liabilities and equity
Current liabilities:
Revolving line of credit	$1,160	$711
Trade accounts payable	14,330	17,274
Accrued expenses	15,993	16,301
Advances from customers	371	781
Income taxes payable	3,176	2,426
Due to IDT Corporation	78	141
Energy hedging contracts	2,546	1,727
Other current liabilities	3,064	1,784
Total current liabilities	40,718	41,145
Other liabilities	805	803
Total liabilities	41,523	41,948
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2017 and December 31, 2016	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2017 and December 31, 2016	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,291 and 23,274 shares issued and 23,086 and 23,073 shares outstanding at March 31, 2017 and December 31, 2016, respectively	233	233
Additional paid-in capital	128,410	128,243
Treasury stock, at cost, consisting of 205 shares and 201 shares of Class B common stock at March 31, 2017 and December 31, 2016, respectively	(1,622)	(1,599)
Accumulated other comprehensive income	2,165	1,465
Accumulated deficit	(50,310)	(51,567)
Total Genie Energy Ltd. stockholders’ equity	98,635	96,534
Noncontrolling interests:
Noncontrolling interests	(15,326)	(15,002)
Receivable for issuance of equity	(1,667)	(1,667)
Total noncontrolling interests	(16,993)	(16,669)
Total equity	81,642	79,865
Total liabilities and equity	$123,165	$121,813

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2017	2016
		(Revised, see below)
	(in thousands, except per share data)
Revenues:
Electricity	$52,474	$45,126
Natural gas	16,467	13,366
Other	499	387
Total revenues	69,440	58,879
Cost of revenues	45,819	34,832
Gross profit	23,621	24,047
Operating expenses and losses:
Selling, general and administrative (i)	18,802	16,008
Research and development	—	127
Exploration	851	1,691
Equity in the net loss of AMSO, LLC	—	222
Income from operations	3,968	5,999
Interest income	86	82
Other expense, net	(287)	(135)
Income before income taxes	3,767	5,946
Provision for income taxes	(733)	(1,096)
Net income	3,034	4,850
Net loss attributable to noncontrolling interests	443	819
Net income attributable to Genie Energy Ltd.	3,477	5,669
Dividends on preferred stock	(370)	(370)
Net income attributable to Genie Energy Ltd. common stockholders.	$3,107	$5,299

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.13	$0.23
Diluted	$0.13	$0.22
Weighted-average number of shares used in calculation of earnings per share:
Basic	23,450	22,791
Diluted	23,761	23,684

Dividends declared per common share	$0.075	$0.06
(i) Stock-based compensation included in selling, general and administrative expense	$1,238	$1,210

Electricity revenue and cost of revenue were adjusted to correct the classification of gross receipts tax by reflecting additional revenue and cost of revenues in the amount of $0.7 million in the three months ended March 31, 2016. Also, cost of revenue in the three months ended March 31, 2016 was increased in the amount of $0.8 million that previously was recorded as prepaid expense.

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Operating activities
Net income	$3,034	$4,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	470	97
Provision for doubtful accounts receivable	25	(3)
Stock-based compensation	1,238	1,210
Equity in the net loss of AMSO, LLC	—	222
Change in assets and liabilities:
Restricted cash	47	(294)
Trade accounts receivable	3,448	(592)
Inventory	(933)	4,640
Prepaid expenses	(542)	3,037
Other current assets and other assets	(1,855)	(1,055)
Trade accounts payable, accrued expenses and other current liabilities	(1,571)	(2,998)
Advances from customers	(410)	(442)
Due to IDT Corporation	(62)	(253)
Income taxes payable	751	701
Net cash provided by operating activities	3,640	9,120
Investing activities
Capital expenditures	(222)	(84)
Investments in capitalized exploration costs—unproved oil and gas property	(1,127)	(8,031)
Deposit for investment	(94)	—
Repayment of notes receivable	446	—
Capital contributions to AMSO, LLC	—	(63)
Net cash used in investing activities	(997)	(8,178)
Financing activities
Dividends paid	(2,220)	(1,849)
Purchase of equity of subsidiary	(278)	—
Proceeds from revolving line of credit	10,450	—
Repayment of revolving line of credit	(10,001)	—
Repurchases of Class B common stock from employees	(23)	(29)
Payment for acquisitions	—	(104)
Net cash used in financing activities	(2,072)	(1,982)
Effect of exchange rate changes on cash and cash equivalents	208	153
Net increase (decrease) in cash and cash equivalents	779	(887)
Cash and cash equivalents at beginning of period	35,192	38,786
Cash and cash equivalents at end of period	$35,971	$37,899

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Reconciliation of Non-GAAP Financial Measures for the First Quarter 2017 and 2016

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter of 2017, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, and add depreciation and amortization, stock-based compensation and other operating loss, net.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Other operating loss, net, was incurred from drilling and related operations for the Mei Golan Water Cooperative, a water cooperative of agricultural settlements in the Golan Heights. Since this was a non-routine event, and drilling for water is not part of Genie Energy’s or the relevant segments core operations, the loss was excluded from Adjusted EBITDA.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2017 (1Q17)
Adjusted EBITDA	$5,677	$8,296	$(86)	$(1,253)	$(1,280)
Subtract:
Stock-based compensation	1,238	118	6	-	1,114
Depreciation and amortization	471	432	6	33	-
Income (loss) from operations	3,968	$7,746	$(98)	$(1,286)	$(2,394)
Interest income	86
Other expense, net	(287)
Provision for income taxes	(733)
Net income	3,034
Net loss attributable to noncontrolling interests	443
Net income attributable to Genie Energy Ltd.	$3,477

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2016 (4Q16)
Adjusted EBITDA	$322	$3,130	$226	$(1,896)	$(1,138)
Subtract:
Stock-based compensation	1,316	137	2	-	1,177
Depreciation and amortization	287	251	6	30	-
Other operating loss, net	64	-	-	64	-
(Loss) income from operations	(1,345)	$2,742	$218	$(1,990)	$(2,315)
Interest income	75
Other income, net	36
Provision for income taxes	(53)
Net loss	(1,287)
Net loss attributable to noncontrolling interests	469
Net loss attributable to Genie Energy Ltd.	$(818)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2016 (1Q16)
Adjusted EBITDA	$7,305	$10,874	$(452)	$(1,797)	$(1,320)
Subtract:
Stock-based compensation	1,209	117	9	-	1,083
Depreciation	97	59	8	30	-
Income (loss) from operations	5,999	$10,698	$(469)	$(1,827)	$(2,403)
Interest income	82
Other expense, net	(135)
Provision for income taxes	(1,096)
Net income	4,850
Net loss attributable to noncontrolling interests	819
Net income attributable to Genie Energy Ltd.	$5,669

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